Transaction Summary
--------------------------------------------------------------------------------

                                                   [TUCKER ANTHONY SUTRO LOGO] 1

Background and Summary of Proposed Transaction Terms
--------------------------------------------------------------------------------

    In December 2000, shareholders were provided the opportunity to tender their common and common stock equivalents ("Stock") in exchange for $8.00 per share in cash

    The Tender Offer was subject to at least 50% of the "non-Schaden" or "public" shares (approximately 1.3 million shares) being tendered --> Approximately 51% of the "public" common shares were tendered (just under 670,000) along with nearly 1.1 million shares related to options, preferred stock and the RRGC warrants for a total of 1.75 million common shares and equivalents

    At the time of the tender, shareholders were advised that the Company and/or the Schaden's may pursue a take private transaction and that they may end up with a less liquid, unlisted stock if they failed to tender --> Average daily trading volume has fallen to approximately 1,000 shares per day

    Under the new proposal being considered by the Special Committee of the Board of Directors of the Company ("Special Committee"), Firenze Corp. will merge with and into the Company, (the "Merger") and Unaffiliated Shareholders will receive $8.50 Consideration") for each share of Stock (the "Offer")

    The $8.50/share offer represents a premium of approximately 25% - 30% over trading prices just prior to the December Tender and approximately 10% over recent trading prices

    Shareholders will have appraisal rights

    All terms and conditions are subject to final documentation, including information to be provided in the Merger documents

                                                   [TUCKER ANTHONY SUTRO LOGO] 2

Pro-Forma Capitalization - $8.50/Share
--------------------------------------------------------------------------------


                          Pro Forma Capital Structure

(Amounts in thousands)                                                     Equity
                                              Pro Forma Balances(1)    Participation
Cash                                                  $(  370)               0.00%
Restricted Cash, Reserves &  Working Capital          $ 3,763                0.00%
Senior Term Debt                                       14,988                0.00%
Levine Debt                                            13,862               14.00%
Common Stock                                           15,384               86.00%
------------                                          -------              ------
Total                                                 $47,628              100.00%

(1) Uses estimated June 30, 2001 as "opening" balance sheet; also see pro forma closing balance sheet

    Management has indicated a need for $2.00 million in cash balances for working capital needs plus $1.05 million currently in escrow plus a reserve of approximately $0.71 million to cover AFD absorbing rising food costs --> Food costs for franchisees have grown beyond the Company's target

    We have assumed the Class E preferred stock is acquired, plus a $50,000 premium and the Class D preferred stock is redeemed for a total of $25,000

                                                   [TUCKER ANTHONY SUTRO LOGO] 3

Estimated Cash Uses at Various Prices Per Share
--------------------------------------------------------------------------------

                    Cash Required to Purchase Shares(1)(2)
                                 (in thousands)

                                                            All Shares
                                                            Acquired(3)
                Price/Share                                  945,443
              ------------------------------------------------------------

                $8.00                                        $ 7,484

                $8.25                                        $ 7,720

              ------------------------------------------------------------
                $8.50                                        $ 7,957
              ------------------------------------------------------------

                $8.75                                        $ 8,193

(1)  Cash required is net of option proceeds estimated at $654,748

(2)  Assumes Class D preferred shares redeemed for $25,000 in all cases

(3) Assumes transaction expenses of $500,000 and Class E acquired for $50,000 premium

    Assumes all Stock of Non-Affiliates is acquired, excluding Class D but including Class E preferred shares; that is, approximately 945,443 shares are acquired

    The Class D is assumed redeemed for a total of $25,000 and the Class E requires a $50,000 premium --> The Class E is redeemable only after April 1, 2003 at $8.62 per share

    Excess cash balances from the fully drawn Levine facility provide the financing required to complete the transaction

                                                   [TUCKER ANTHONY SUTRO LOGO] 4

Quizno's Ownership Table as of April 30, 2001
-------------------------------------------------------------------------------

                 THE QUIZNO'S CORPORATION - OWNERSHIP SCHEDULE
                              as of April 30, 2001


                                   Preferred Stock                            Options           Warrants
                                   ---------------                Common     ---------          ---------      Total Share
Name                  Class A Class B Class C Class D Class E     Stock   Employee    Board    RRGC  Phoenix   Equivalents
----                  ------- ------- ------- ------- -------     -----   --------    -----    ----  -------   -----------
Schadens;
  Richard F Schaden    73,000         34,000           34,803    773,667              4,000                       919,470*
  Richard E Schaden    73,000                                    778,006    35,378    4,000                       890,384*
  Tim Schaden                                                      4,000                                            4,000
  Fred Schaden                         2,000                                         26,000                        28,000
Board Members;                                                                                                        -
  Brad Griffin                         5,000                                          5,000                        10,000
  Mark Bromberg                                                                      14,000                        14,000
  Eric Lawrence                                                                      16,000                        16,000
  Lewis Rudnick                                                                      26,000                        26,000
  Bruce Golbus                        15,000            5,801                        26,000                        46,801
  Lyle Stewart                                                                       16,000                        16,000
  John Todd                                                                           1,000                         1,000

Total Other                           75,000        -  17,403    106,827       -     22,000    415,056      -     636,286

Total Employees                                 75,000  1,473     40,583   232,611   14,000

Other/"Public"                        36,000                   1,304,838   180,235                      25,000  1,546,073

Not Issued                                                                  65,000                                 65,000
                      ---------------------------------------------------------------------------------------------------
Total Pre-Tender      146,000        167,000    75,000 59,480  3,007,951   513,228  174,000    415,056  25,000  4,582,685

401(k) cert not
issued                    -             -          -     -        (2,360)      -        -          -        -      (2,360)
Amount Tendered           -         (110,000)      -     -      (669,055) (477,850) (54,000)  (415,056)(25,000)(1,750,961)
Shs Issued Scott Adams    -           -            -     -           933       -        -          -        -         933
                      ---------------------------------------------------------------------------------------------------
Total Post-Tender     146,000         57,000    75,000 59,480  2,337,439    35,378  120,000        -        -   2,830,297

LLCP % Allocation1       14.0%          14.0%     14.0%  14.0%      14.0%     14.0%    14.0%      14.0%    14.0%     14.0%
Total LLCP Allocation  23,767          9,279    12,209  9,683    380,513     5,759   19,535        -        -     460,746*
                      ---------------------------------------------------------------------------------------------------
                      ---------------------------------------------------------------------------------------------------
Net After LLCP        169,767         66,279    87,209 69,163  2,717,952    41,137  139,535        -        -   3,291,043
                      ===================================================================================================
                                                                         Class D Shares Cancelled/Redeemed         75,000
                                                                         Class E (if not redeemed)                 24,677
                                                                        -------------------------------------------------
                       * Indicates shares not tendering                  Shares "Available" for Purchase          920,766
                                                                        -------------------------------------------------

                                                                        -------------------------------------------------
                      ** Assumes all "available" shares plus Class E     Shares Expected to be Purchased**        945,443
                         preferred shares are acquired                  -------------------------------------------------

                                                                        -------------------------------------------------
                     *** Based upon overall average strike price         "Fully Diluted" Shares Outstanding***  3,079,954
                         of $5.83 and conversion of all preferred stock -------------------------------------------------

                                                   [TUCKER ANTHONY SUTRO LOGO] 5

Scope of Work and Limitations
--------------------------------------------------------------------------------



                                                   [TUCKER ANTHONY SUTRO LOGO] 6

Scope of Tucker Anthony's Work
--------------------------------------------------------------------------------

   Tucker Anthony Sutro Capital Markets ("Tucker Anthony") obtained and reviewed publicly-available and certain non-public financial and business information relating to Quizno's, including:

   - Quizno's Form 10-QSB for the four quarterly periods ended March 31, 2000, June 30, 2000, December 31, 2000 and March 31, 2001

   - Quizno's Form 10-KSB for the fiscal year ended September 30, 2000 and for the previous five fiscal years

   - Annual and quarterly forecast ("Management Forecast") for Quizno's for the period March 31, 2001 through December 31, 2005 prepared by Richard E. Schaden (Rick Schaden), President and Chief Executive Officer, and John L. Gallivan, Chief Financial Officer

   -  Various press releases, presentations and third party documents

   - The Securities Purchase Agreement and ancillary documents related to the subordinated debt plus warrants investment of Levine Leichtman Capital Partners, Inc. ("Levine")

   - The draft Agreement and Plan of Merger ("Merger Agreement") dated May 14, 2001

   Tucker Anthony reviewed with Rick Schaden and John Gallivan the business, prospects and historical and projected financial performance of Quizno's on numerous occasions

   Tucker Anthony reviewed such other information, financial studies and analyses, and financial, economic and market conditions and data as were deemed relevant and appropriate

                                                   [TUCKER ANTHONY SUTRO LOGO] 7

--------------------------------------------------------------------------------

   Tucker Anthony completed the following analyses in arriving at its opinion:

   - Compared market trading multiples for comparable publicly traded companies to the multiples for Quizno's derived from the proposed Merger Consideration

   - Compared acquisition multiples for comparable industry transactions to the multiples for Quizno's derived from the proposed Merger Consideration

   - Compared the market premiums paid for other take private transactions to the premium being offered to Quizno's shareholders

   - Compared the estimated discounted future trading prices for Quizno's common stock based upon current trading multiples to the proposed Merger Consideration

   - Compared the estimated price a financial investor might be willing to pay to acquire the Company to the proposed Merger Consideration

   - Considered the values derived from unleveraged after-tax discounted cash flow analysis ("DCF") utilizing the Management Forecast

   Tucker Anthony has formed an opinion regarding the fairness, from a financial point of view, of the $8.50 Merger Consideration proposed to be received by all Unaffiliated Shareholders


                                                   [TUCKER ANTHONY SUTRO LOGO] 8

Limitations of Tucker Anthony Analysis
--------------------------------------------------------------------------------

   Tucker Anthony:

   - Relied on information available from recognized public sources and information provided by Quizno's without independent verification

   - Assumed that all information provided by Quizno's was complete and accurate in all material respects and reflected the best currently available estimates and judgments of Quizno's management as to the future financial performance of Quizno's

   - Assumed that all material assets and liabilities of Quizno's are as set forth in the consolidated financial statements provided by Quizno's


                                                   [TUCKER ANTHONY SUTRO LOGO] 9

--------------------------------------------------------------------------------

   Tucker Anthony's Fairness Opinion does not address:

   -  The underlying business decision to proceed with the merger

   -  The liquidation value of Quizno's

   - The relative merits of any other transaction that maybe available as an alternative, and we did not solicit third parties relative to such a transaction --> Richard E. and Richard F. Schaden have indicated they do not have an interest in selling their shares to a third party in the foreseeable future

   - The consequences, if any, of the Merger with respect to the senior credit facilities provided by AMRESCO Commercial Financial, Inc.

   Tucker Anthony's Fairness Opinion is based upon the economic, monetary and market conditions as of today and the transaction structure as described (See Transaction Summary)

   Preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses --> The applications of those methods of financial analyses to the particular circumstances are complex and, therefore, such an opinion is not readily susceptible to partial analysis or summary description


                                                  [TUCKER ANTHONY SUTRO LOGO] 10

--------------------------------------------------------------------------------

   The Fairness Opinion assumes that Quizno's will have adequate financing at closing to consummate the proposed transaction

   The Fairness Opinion does not address the fairness of the terms of any financing required to complete the Merger

   The Fairness Opinion:

   - Addresses, from a financial point of view, the Merger Consideration proposed to be received by all Unaffiliated Shareholders

   -  Is limited to the draft Agreement, effective as of the date of the opinion


                                                  [TUCKER ANTHONY SUTRO LOGO] 11

   In the past, Tucker Anthony has not had any material relationship with Quizno's other than acting as advisor to the Company for the December Tender

   Quizno's Special Committee did not place any restrictions or limitations upon Tucker Anthony with respect to the procedures followed or factors considered in rendering its Fairness Opinion --> However, in light of the Schaden's stated lack of interest in selling, Tucker Anthony was not asked to solicit third parties as part of a market check

   Tucker Anthony's compensation for delivering this Fairness Opinion is not contingent upon the content of the Fairness Opinion

   Quizno's has agreed to reimburse Tucker Anthony for its reasonable and properly documented expenses and to indemnify it against certain liabilities that may arise out of the rendering of the Fairness Opinion, including liabilities arising under the federal securities laws


                                                  [TUCKER ANTHONY SUTRO LOGO] 12

Summary Conclusion
--------------------------------------------------------------------------------

   Based upon and subject to all the foregoing, it is the opinion of Tucker Anthony that, as of the date hereof, the Merger Consideration being offered to all Unaffiliated Shareholders is fair, from a financial point of view, to such shareholders


                                                  [TUCKER ANTHONY SUTRO LOGO] 13

Preliminary Valuation Analysis
--------------------------------------------------------------------------------



                                                  [TUCKER ANTHONY SUTRO LOGO] 14

Projection Background & Assumptions
--------------------------------------------------------------------------------

   New projections for 2001 are based upon a detailed "line by line" budget prepared and presented by management to the Board in December 2000 ("Board Budget")

   Relative to the projections in the December tender offer documents ("Tender Projections"), management expects more store openings (28 more in fiscal 2001 and 2002 and 21 more in fiscal 2003) and higher franchise revenues in all forecast periods, but also higher G&A expenses

   Since the December Tender, the Company has shifted to more "corporate" franchise sales and fewer franchise sales via Area Directors --> The Company recently acquired several ADs for $2.6 million versus an expected net reduction in franchise expenses of approximately $800k per year

   Franchising expenses in fiscal 2001 are projected to be approximately $4.1 million higher than the Tender Projections primarily due to the following:

   - Commissions: +$754k or 35% on the increase in royalty and initial franchise revenues

   - Contingency/Reserves: +$605k; these expenses were shifted directly into G&A

   -  Information Technology: +$1.0 million primarily for people

   -  Training: +$580,000 to account for 2 week increase in training program

   - Franchise and AD support: +$518k reflecting shift toward "corporate" franchise sales & more AD services

   -  Profit Sharing: +$295k not previously captured in Tender Projections

   -  Loss on sale/other: +$289k higher than originally projected

   The new projections for 2002 and beyond are based upon the 2001 budget and a less detailed set of management estimates for revenues and expenses


                                                  [TUCKER ANTHONY SUTRO LOGO] 15

Summary Annual Income Statements
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
(Amounts in thousands)
                                        December 31,          Pro Forma                   December 31,
OPERATING SUMMARY               1998       1999       2000      2000      2001      2002      2003      2004       2005
-------------------------------------------------------------------------------------------------------------------------
Revenues                       19,455     27,908     45,414    45,414    55,579    59,929    67,939    74,676     81,309
Cost of Goods Sold             (4,366)    (6,207)    (8,342)   (8,342)   (9,198)   (9,446)  (10,164)  (10,707)   (11,265)
-------------------------------------------------------------------------------------------------------------------------
Gross Profit                   15,089     21,702     37,072    37,072    46,381    50,482    57,775    63,970     70,044
Selling, General &
Administrative                (13,222)   (17,774)   (29,890)  (29,890)  (35,651)  (37,125)  (40,574)  (43,966)   (46,793)
Depreciation &
Amortization                     (782)    (1,383)    (2,085)   (2,085)   (3,225)   (3,531)   (3,781)   (4,031)    (4,265)
Other Income/(Expense)              0        903       (871)     (871)     (779)   (1,321)   (1,458)   (1,579)    (1,738)
Canada Investment (net)             0          0          0         0         0       500       500       800      1,100
-------------------------------------------------------------------------------------------------------------------------
EBIT                           $1,085     $3,447     $4,227    $4,227    $6,726    $9,006   $12,462   $15,194    $18,347
-------------------------------------------------------------------------------------------------------------------------
  Amortization                   $258       $456       $600      $600      $683      $683      $683      $683       $683
-------------------------------------------------------------------------------------------------------------------------
EBITA                          $1,343     $3,904     $4,827    $4,827    $7,409    $9,689   $13,145   $15,877    $19,031
-------------------------------------------------------------------------------------------------------------------------
  Depreciation                    524        927      1,485     1,485     2,542     2,848     3,098     3,348      3,582
-------------------------------------------------------------------------------------------------------------------------
EBITDA                         $1,867     $4,830     $6,311    $6,311    $9,951   $12,537   $16,243   $19,225    $22,613
-------------------------------------------------------------------------------------------------------------------------
Interest Expense
  Interest Expense, Net          (341)      (708)    (2,052)   (3,373)   (3,373)   (3,108)   (2,914)   (2,481)    (2,173)
  Other Income/(Expense)            0          0     (4,002)   (4,002)        0         0         0         0          0
-------------------------------------------------------------------------------------------------------------------------
Income before Income Taxes        744      2,739     (1,827)   (3,148)    3,353     5,898     9,548    12,713     16,174
  Provision for Income Taxes      369       (948)       672     1,319    (1,410)   (2,428)   (4,158)   (5,423)    (6,808)
Net Income                     $1,113     $1,791    ($1,155)  ($1,829)   $1,944    $3,470    $5,391    $7,289     $9,366


     Includes SAR expenses totaling approximately $14 million during the forecast period and a gross up of Rick Schaden's salary of $300,000 per year --> Discounted cash flow analysis does not include Rick Schaden's salary adjustment

     TASCM reviewed these projections with management and compared them to projections provided in the December tender materials, to the preliminary projections provided to the Board in April 2000 and to recent results


                                                  [TUCKER ANTHONY SUTRO LOGO] 16

     Summary Quarterly Income Statements
     ----------------------------------------------------------------------


                        Projected Quarterly Performance *

(Amounts in $000)                                             Quarters Ending
                    12/31/00    3/31/01    6/30/01    9/30/01    12/31/01    3/31/02     6/30/02     9/30/02     12/31/02
Revenues            $12,380     $13,261    $13,515    $14,206    $14,598     $14,266     $14,726     $15,204      $15,733

EBIT                   $873      $1,617     $1,803     $1,694     $1,694      $2,284      $2,663      $2,295       $2,279

EBITDA               $1,425      $2,373     $2,595     $2,481     $2,502      $2,733      $3,123      $3,517       $3,165

Net Income          ($2,082)       $361       $554       $491       $497        $667        $898      $1,148         $922

* Quarterly numbers taken directly from Management Projections; December 31, 2000 net income includes "unusual" expenses


                                                  [TUCKER ANTHONY SUTRO LOGO] 17

Estimated Closing Balance Sheet
--------------------------------------------------------------------------------


        Estimated June 30, 2001 Opening and Pro Forma Balance Sheets (1)

                                                               Pro Forma
 (amounts in thousands)           Estimated                Purchase Price - $8.50
                               Pre-Transaction              945,443 Shares Acq'd
Available Cash                      7,587                        $  (370)
Restricted Cash (2)                 1,763                          1,763
Working Capital Needs               2,000                          2,000
A/R                                 3,825                          3,825
Other Current                       3,525                          3,525
                                  -------                        -------
Total Current Assets              $18,700                        $10,743
                                  -------                        -------

Net PP&E                           11,000                         11,000

Other Assets                       20,200                         20,700
                                  -------                        -------
Total Assets                      $49,900                        $42,443
                                  =======                        =======
Current Liabilities
(excl. current mat.)              $ 7,375                          7,375

Capitalized Leases/Other              725                            725

Long Term Sr. Debt                 14,263                         14,263

Levine Debt                        13,862                         13,862

Deferred Franchise Fees            19,000                         19,000

Stockholders' Equity               (5,325)                       (12,782)
                                  -------                        -------
Total Liabs + Equity              $49,900                        $42,443
                                  =======                        =======


(1) Assumes $655,000 of option proceeds, the Class D preferred is redeemed for $25,000, the Class E receives a $50,000 premium and expenses total $500,000

(2) Includes $709,000 for AFD-related pass-through costs and $1,054,000 held in escrow


                                                  [TUCKER ANTHONY SUTRO LOGO] 18

Preliminary Summary Valuation
--------------------------------------------------------------------------------


                                                              Per Share
Method                                                       Value Range
--------------------------------------------------------------------------------
Comparable Transaction Analysis                            $7.00   -   $8.75

Comparable Public Company Analysis                         $6.50   -   $8.75

Financial Buyer Analysis                                   $7.50   -   $8.50

Theoretical Future Trading Prices                          $7.75   -   $8.75

Discounted Cash Flow Analysis                             $13.10   -  $16.40

--------------------------------------------------------------------------------
Preliminary Tucker Anthony Sutro Capital Markets Estimate  $7.75   -   $8.75
--------------------------------------------------------------------------------


                                                  [TUCKER ANTHONY SUTRO LOGO] 19

Multiples Analysis - Stock Price Matrix
--------------------------------------------------------------------------------

($000, except price per share)

                                                                        Stock Price
Share price                                        $7.75     $8.00     $8.25     $8.50     $8.75     $9.00
-----------------------------------------------------------------------------------------------------------
"Fully-Diluted" Shares outstanding at 4/30/01       3,080     3,080     3,080     3,080     3,080     3,080
Market Value of Equity                            $23,870   $24,640   $25,410   $26,180   $26,950   $27,720
Net Debt as of 3/31/01                             21,008    21,008    21,008    21,008    21,008    21,008
                                                  ---------------------------------------------------------
Enterprise Value                                  $44,878   $45,648   $46,418   $47,188   $47,958   $48,728
                                                  =========================================================


Quizno's Results - LTM as of
Revenues - 3/31/01         $48,979    0.92x    0.93x    0.95x    0.96x    0.98x    0.99x

Revenues - 6/30/01         $51,220    0.88x    0.89x    0.91x    0.92x    0.94x    0.95x

Revenue - 12/31/01         $55,579    0.81x    0.82x    0.84x    0.85x    0.86x    0.88x

EBITDA - 3/31/01            $7,594     5.9x     6.0x     6.1x     6.2x     6.3x     6.4x

EBITDA - 6/30/01            $8,647     5.2x     5.3x     5.4x     5.5x     5.5x     5.6x

EBIT - 3/31/01              $5,196     8.6x     8.8x     8.9x     9.1x     9.2x     9.4x

EBIT - 6/30/01              $5,934     7.6x     7.7x     7.8x     8.0x     8.1x     8.2x

Net Income - 12/31/01(2)    $2,002    11.9x    12.3x    12.7x    13.1x    13.5x    13.8x


(1) Fully diluted shares outstanding is based upon treasury method and assumes allpreferred stock (except D) is converted

(2) Pre-tax income taxed at a normalized 40%

                                                  [TUCKER ANTHONY SUTRO LOGO] 20

Trading Multiples Analysis - 10/31/00 vs. 6/6/01
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
($ in thousands)                             October 31, 2000                                    June 6, 2001
                                --------------------------------------------     --------------------------------------------
                                   QUIZ       Median                                QUIZ       Median
                                 Multiple    Multiple    Adjusted Range (1)       Multiple    Multiple    Adjusted Range (1)
                                ----------  ----------  --------------------     ----------  ----------  --------------------
Small Cap Peer Group
--------------------
  LTM Sales                        0.81x       0.36x       0.17x  -  0.47x          0.83x       0.49x       0.21x  -  0.52x
  LTM EBIT                          7.4x        6.9x        4.1x  -   9.8x           7.8x        7.7x        7.2x  -   8.8x
  LTM EBITDA                        5.1x        3.6x        2.9x  -   4.3x           5.4x        4.8x        3.4x  -   5.1x
  LTM Net Income                   16.1x       12.0x       12.0x  -  12.0x          15.7x       10.5x        9.3x  -  18.1x

  Calendar 2001 Sales              0.65x       1.03x         NA   -    NA           0.74x       1.13x         NA   -    NA
  Calendar 2001 Net Income          8.7x        3.9x         NA   -    NA            7.3x         NA          NA   -    NA


Large Cap Peer Group
--------------------
  LTM Sales                                    1.19x       0.55x  -  2.23x                      1.25x       0.73x  -  2.20x
  LTM EBIT                                      8.4x        6.2x  -   8.9x                       8.9x        8.0x  -  10.9x
  LTM EBITDA                                    6.4x        4.1x  -   9.4x                       6.5x        5.3x  -  13.9x
  LTM Net Income                               13.3x        7.8x  -  31.0x                      14.4x       11.8x  -  16.2x
  Calendar 2001 Sales                          1.06x       0.95x  -  1.13x                      1.17x       0.84x  -  1.38x
  Calendar 2001 Net Income                     11.2x        9.3x  -  14.4x                      13.4x       12.4x  -  14.3x

 (1) Excludes highest two and lowest two values, if less than five data points excludes highest and lowest value.
-----------------------------------------------------------------------------------------------------------------------------


     The median trading multiples for the small cap peer group have increased since October 31, 2000 (reflecting takeover speculation), while the increase in median multiples for the large cap peer group is more modest

     Quizno's continues to trade at premiums to the trading multiples for the small cap group despite the expansion in multiples


                                                  [TUCKER ANTHONY SUTRO LOGO] 21

Comparable Publicly Traded Company Analysis
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
(Amounts in 000's)
                                         Valuation
Quizno's Results - LTM as of           Multiple Range   Enterprise Value   Net Debt(1)    Equity Value    Price per Share(2)
----------------------------------------------------------------------------------------------------------------------------
Revenues - 3/31/01           $48,979    0.50x - 1.00x   $24,490 - $48,979    $21,008      n.m. - $27,971     n.m. - $9.08

Revenues - 6/30/01           $51,220    0.47x - 0.93x   $24,073 - $47,378    $21,008    $3,065 - $26,370     n.m. - $8.56

Revenue - 12/31/01           $55,579    0.45x - 0.85x   $25,011 - $47,242    $21,008    $4,003 - $26,234     n.m. - $8.52

EBITDA - 3/31/01              $7,594     5.0x -  6.3x   $37,972 - $47,465    $21,008   $16,964 - $26,457    $5.51 - $8.59

EBITDA - 6/30/01              $8,647     4.7x -  5.7x   $40,643 - $49,290    $21,008   $19,635 - $28,282    $6.37 - $9.18

EBIT - 3/31/01                $5,196     7.0x -  9.0x   $36,370 - $46,762    $21,008   $15,362 - $25,754    $4.99 - $8.36

EBIT - 6/30/01                $5,934     6.5x -  8.4x   $38,569 - $49,843    $21,008   $17,561 - $28,835    $5.70 - $9.36

Net Income - 12/31/01(3)      $2,002     9.0x - 12.0x   $39,025 - $45,030    $21,008   $18,017 - $24,022    $5.85 - $7.80
----------------------------------------------------------------------------------------------------------------------------
Tucker Anthony Sutro Capital Markets Estimate                                                               $6.50   $8.75
----------------------------------------------------------------------------------------------------------------------------

  (1) Net debt as of March 31, 2001

  (2) Based upon fully diluted shares outstanding of 3.1 million as of April 30, 2001

  (3) Pre-tax income taxed at a normalized 40%
----------------------------------------------------------------------------------------------------------------------------


                                                  [TUCKER ANTHONY SUTRO LOGO] 22

Trading Multiples for Selected Comparable Companies
--------------------------------------------------------------------------------

($ in millions, except per share amounts)
                                                                                      Enterprise Value Multiples
                                        6/6/01               Market               --------------------------------
                                        Stock    Common    Value of   Enterprise   Calendar    LTM    LTM     LTM
Company                         Ticker  Price   Shares(1)  Equity(2)   Value(3)   2001 Sales  Sales  EBITDA   EBIT
Comparable Companies Market Cap < $125 million
Blimpie International, Inc       BLM    $1.60         9.2      $14.7        $6.3          NA  0.20x    3.4x   7.7x
Checkers Drive-In Rest.          CHKR   $5.70         9.8      $55.7       $96.5          NA  0.59x    4.8x   8.8x
Jerry's Famous Deli, Inc.        DELI   $5.06         4.7      $23.6       $34.2          NA  0.49x    5.1x  11.0x
Pizza Inn, Inc.                  PZZI   $2.10        10.5      $22.0       $33.4          NA  0.52x    5.4x   7.0x
Schlotzsky's, Inc.               BUNZ   $5.15         7.3      $37.5       $67.9       1.13x  1.13x      NM     NM
Sizzler International             SZ    $1.31        27.6      $36.2       $51.6          NA  0.21x    3.2x   7.2x
Wall Street Deli Inc.            WSDI   $0.77         2.9       $2.2        $7.0          NA  0.16x      NM     NM

                                        --------------------------------------------------------------------------
                                                    Mean:      $27.4       $42.4       1.13x  0.47x    4.4x   8.3x
                                                  Median:      $23.6       $34.2       1.13x  0.49x    4.8x   7.7x
                                        --------------------------------------------------------------------------

Comparable Companies Market Cap > $125 million
Applebee's Int'l,  Inc.          APPB   $36.33       24.4     $885.8      $965.1       1.28x  1.36x    6.5x   8.7x
Brinker International, Inc.      EAT    $21.56       99.1   $2,137.0    $2,246.0       0.84x  0.95x    7.0x  10.0x
BUCA, Inc.                       BUCA   $20.95       16.1     $338.2      $330.8       1.81x  2.32x   17.4x     NM
Cheesecake Factory               CAKE   $33.60       31.5   $1,059.6    $1,016.1       1.86x  2.20x   16.1x     NM
IHOP Corp.                       IHP    $25.45       20.1     $512.5      $740.6          NA  2.43x    7.9x   9.3x
Landry's Seafood Restaur.        LNY    $13.77       21.6     $297.5      $454.2       0.64x  0.78x    6.5x  13.4x
Lone Star Steakhouse             STAR   $13.14       24.0     $315.8      $276.3       0.46x  0.48x    5.1x  10.9x
Outback Steakhouse, Inc.         OSI    $27.70       76.1   $2,108.3    $2,010.2       2.95x  1.02x    6.4x   8.0x
P.F. Chang's China Bistro        PFCB   $35.97       11.7     $421.0      $432.3       1.38x  1.69x   13.9x     NM
Papa Johns International         PZZA   $24.78       22.7     $563.5      $700.2       0.69x  0.73x    5.9x   8.3x
Ruby Tuesday, Inc.                RI    $15.90       63.2   $1,004.4    $1,008.7          NA  1.27x    8.2x  11.8x
Ryan's Family Steak House        RYAN   $12.08       31.1     $375.7      $564.3          NA  0.78x    5.3x   7.3x
TRICON Global Restaurants        YUM    $44.46      147.1   $6,539.5    $8,830.5       1.27x  1.26x    6.4x   8.5x
VICORP Restaurants, Inc.         VRES   $25.63        6.8     $135.7      $140.3          NA  0.37x    3.5x   5.8x
Wendy's International            WEN    $24.16      114.3   $2,762.5    $2,845.1       1.17x  1.25x    6.7x   9.1x

                                        --------------------------------------------------------------------------
                                                    Mean:   $1,297.1    $1,504.1       1.12x  1.26x    8.2x   9.3x
                                                  Median:     $563.5      $740.6       1.17x  1.25x    6.5x   8.9x
                                        --------------------------------------------------------------------------
Subject Company
Quizno's - 3/31/01                       $7.83        2.3      $18.3       $40.6       0.73x  0.83x    5.4x   7.8x
------------------------------------------------------------------------------------------------------------------

($ in millions, except per share amounts)
                                          Equity Value Multiples
                                        ---------------------------
                                           Calendar P/E      Book     3-5 Yr
Company                         Ticker   LTM   2001   2002   Value   Growth(4)  Type(5)
Comparable Companies Market Cap < $125 million
Blimpie International, Inc       BLM    22.2x    NEG     NA    0.8x         NA    F
Checkers Drive-In Rest.          CHKR    9.3x     NA     NA    1.1x         NA    B
Jerry's Famous Deli, Inc.        DELI   18.1x     NA     NA    0.8x         NA    O
Pizza Inn, Inc.                  PZZI    9.1x     NA     NA      NM         NA    F
Schlotzsky's, Inc.               BUNZ     NEG     NA     NA    0.5x      12.0%    B
Sizzler International             SZ    10.5x     NA     NA    0.7x         NA    B
Wall Street Deli Inc.            WSDI     NEG     NA     NA    0.6x         NA    O

                          -------------------------------------------------------------
                                 Mean:  13.8x    -      -      0.7x      12.0%
                               Median:  10.5x    -      -      0.7x      12.0%
                          -------------------------------------------------------------

Comparable Companies Market Cap > $125 million
Applebee's Int'l,  Inc.          APPB   14.3x  13.3x  11.5x    3.1x      15.1%    B
Brinker International, Inc.      EAT    11.1x  14.3x     NA    2.6x         NA    B
BUCA, Inc.                       BUCA   36.8x  27.6x  21.2x     3.2x     34.4%    O
Cheesecake Factory               CAKE   32.9x  28.5x  23.0x     4.2x     25.5%    O
IHOP Corp.                       IHP    14.5x  13.3x  11.6x     1.9x        NA    B
Landry's Seafood Restaur.        LNY    18.9x  13.2x  11.7x     0.8x     21.5%    O
Lone Star Steakhouse             STAR   16.2x  11.6x     NA     0.7x     13.3%    O
Outback Steakhouse, Inc.         OSI    15.2x  13.4x  11.7x     2.6x     18.5%    B
P.F. Chang's China Bistro        PFCB   37.5x  30.2x  23.7x     5.4x     36.4%    O
Papa Johns International         PZZA   12.2x  12.4x  11.6x     3.4x        NA    B
Ruby Tuesday, Inc.                RI    19.7x  16.1x     NA     3.6x     19.0%    O
Ryan's Family Steak House        RYAN    9.2x   8.8x   8.3x     1.3x        NA    B
TRICON Global Restaurants        YUM    12.4x  14.1x  12.8x     NEG      15.0%    B
VICORP Restaurants, Inc.         VRES   11.8x     NA     NA     1.0x        NA    B
Wendy's International            WEN    16.0x  14.1x  12.6x     2.5x     14.9%    B

                          -------------------------------------------------------------
                                 Mean:  14.3x  14.4x  14.5x     2.6x     21.3%
                               Median:  14.4x  13.4x  11.7x     2.6x     18.7%
                          -------------------------------------------------------------
Subject Company
Quizno's - 3/31/01                      15.7x   9.6x   5.0x     NEG      22.7%    B
---------------------------------------------------------------------------------------

Notes:

(1)  Latest reported common shares outstanding, in millions.
(2) Market Value of Equity calculated by multiplying current market price by number of common shares outstanding.
(3) Enterprise Value equals net debt plus market value of equity plus book value of preferred stock and minority interests.
(4) First Call consensus estimated annual increase in operating earnings over the next (3-5 years).
(5)  Refers to type of business; F= Franchisor, O= Operator, B= Both

*    "LTM" or "Latest Twelve Months" represents last four quarters reported.

                                                  [TUCKER ANTHONY SUTRO LOGO] 23

Margin Analysis for Selected Comparable Companies
--------------------------------------------------------------------------------

                                                                                            LTM Leverage Ratios
                                                  LTM Margins                -----------------------------------------------
                                    ----------------------------------------
                                                                               Total        Net    Net
                                    Gross    SG&A                     Net      Debt/       Debt/   Debt/    EBITDA/  Op. Inc./
Company                     Ticker  Profit  Expense  EBITDA   EBIT   Income  Total Cap(1)  EBITDA Op. Inc. Int. Exp. Int. Exp.
------------------------------------------------------------------------------------------------------------------------------
Comparable Companies Market Cap < $125 million
Blimpie International, Inc    BLM     48.0%   45.3%    6.1%   2.6%    2.0%     0.0%         NM      NM        NM          NM
Checkers Drive-In Rest.       CHKR    20.5%   13.7%   12.3%   6.7%    3.9%     45.2%       2.0x    3.7x      4.0x        2.2x
Jerry's Famous Deli, Inc.     DELI    60.0%   55.6%    9.7%   4.4%    1.9%     27.0%       1.5x    3.2x      6.2x        2.8x
Pizza Inn, Inc.               PZZI    14.1%    6.6%    9.6%   7.5%    3.9%     97.6%       1.9x    2.4x      6.5x        5.1x
Schlotzsky's, Inc.            BUNZ    52.2%   55.8%    2.7%   NEG     NEG      30.3%      18.4x     NM        NM          NM
Sizzler International          SZ     34.9%   31.9%    6.6%   3.0%    1.5%     49.1%       1.0x    2.1x      8.9x        4.0x
Wall Street Deli Inc.         WSDI     4.3%   12.7%    NEG    NEG     NEG      61.1%        NM      NM       NEG         NEG
                             -------------------------------------------------------------------------------------------------
                              Mean:   33.4%   31.7%    7.8%   4.8%    2.6%     44.3%       4.9x    2.9x      6.4x        3.5x
                              Median: 34.9%   31.9%    8.1%   4.4%    2.0%     45.2%       1.9x    2.8x      6.3x        3.4x
                             -------------------------------------------------------------------------------------------------
Comparable Companies Market Cap > $125 million
Applebee's Int'l, Inc.        APPB    48.3%   32.6%   21.1%   15.8%   9.3%     25.3%       0.5x    0.7x     19.1x       14.3x
Brinker International, Inc.   EAT     69.3%   59.8%   13.6%    9.4%   5.9%     15.7%       0.3x    0.5x     40.7x       28.3x
BUCA, Inc.                    BUCA    37.6%   29.1%   13.3%    8.5%   5.7%      1.9%        NM      NM        NM          NM
Cheesecake Factory            CAKE    39.5%   28.9%   13.7%   10.5%   7.5%      0.0%        NM      NM        NM          NM
IHOP Corp.                    IHP     60.9%   35.2%   30.6%   26.1%  11.7%     46.3%       2.4x    2.9x      4.3x        3.7x
Landry's Seafood Restaur.     LNY     35.6%   29.8%   11.8%    5.8%   2.8%     33.0%       2.3x    4.6x     45.5x       22.1x
Lone Star Steakhouse          STAR    59.9%   55.5%    9.3%    4.4%   3.5%      0.0%        NM      NM        NM          NM
Outback Steakhouse, Inc.      OSI     35.5%   22.8%   15.9%   12.9%   7.3%      2.3%        NM      NM        NM          NM
P.F. Chang's China Bistro     PFCB    39.2%   30.3%   12.1%    8.7%   4.4%     18.8%       0.3x    0.5x       NM          NM
Papa Johns International      PZZA    36.0%   27.2%   12.4%    8.8%   5.0%     48.0%       1.1x    1.6x     16.4x       11.7x
Ruby Tuesday, Inc.             RI     39.9%   31.6%   15.6%   10.8%   6.6%      5.5%       0.0x    0.1x       NM          NM
Ryan's Family Steak House     RYAN    28.7%   18.0%   14.9%   10.7%   5.9%     42.4%       1.8x    2.4x      7.5x        5.4x
TRICON Global Restaurants      YUM    48.4%   36.3%   19.6%   14.9%   7.6%    126.3%       1.7x    2.2x      7.9x        6.0x
VICORP Restaurants, Inc.      VRES    38.1%   31.7%   10.7%    6.4%   3.9%      7.1%       0.1x    0.2x     53.5x       31.9x
Wendy's International         WEN     44.0%   30.3%   18.8%   13.7%   8.1%     20.9%       0.2x    0.3x     27.0x       19.6x
                             -------------------------------------------------------------------------------------------------
                              Mean:   44.1%   33.3%   15.6%   11.2%   6.3%     26.2%       1.0x    1.4x     24.7x       15.9x
                              Median: 39.5%   30.3%   13.7%   10.5%   5.9%     18.8%       0.5x    0.7x     19.1x       14.3x
                             -------------------------------------------------------------------------------------------------
Subject Company
Quizno's - 3/31/01                    81.7%   71.1%   15.5%   10.6%   3.0%    235.0%       2.9x    4.2x      3.0x        2.0x
------------------------------------------------------------------------------------------------------------------------------

                                                                   LTM           LTM
                                                                 Return on    Return on
                                                                  Equity(2)    Capital(3)
                                                                -------------------------
Comparable Companies Market Cap  < $125 million
Blimpie International, Inc                                         3.5%         6.2%
Checkers Drive-In Rest.                                           12.9%         6.8%
Jerry's Famous Deli, Inc.                                          4.8%         3.4%
Pizza Inn, Inc.                                                  111.2%        20.7%
Schlotzsky's, Inc.                                                 NEG          NEG
Sizzler International                                              7.2%         5.5%
Wall Street Deli Inc.                                              NEG          NEG
                                                                ----------------------
                                                                  27.9%         8.5%
                                                                   7.2%         6.2%
                                                                ----------------------
Comparable Companies Market Cap > $125 million
Applebee's Int'l, Inc.                                            24.6%        18.2%
Brinker International, Inc.                                       18.8%        15.0%
BUCA, Inc.                                                         9.7%         8.3%
Cheesecake Factory                                                15.9%        16.7%
IHOP Corp.                                                        14.4%         7.2%
Landry's Seafood Restaur.                                          4.5%         3.2%
Lone Star Steakhouse                                               4.4%         5.1%
Outback Steakhouse, Inc.                                          19.1%        20.2%
P.F. Chang's China Bistro                                         15.8%        12.7%
Papa Johns International                                          21.0%        15.9%
Ruby Tuesday, Inc.                                                20.7%        18.2%
Ryan's Family Steak House                                         15.0%         9.0%
TRICON Global Restaurants                                          NEG         27.0%
VICORP Restaurants, Inc.                                          10.9%        10.9%
Wendy's International                                             16.8%        15.2%
                                                                ----------------------
                                                                  15.1%        13.5%
                                                                  15.8%        15.0%
                                                                ----------------------
Quizno's - 3/31/01                                                 NEG         11.9%
--------------------------------------------------------------------------------------

Notes:

(1) Total Capital represents net debt plus total shareholders' equity plus minority interest.
(2) LTM Return on Equity equals LTM net income before non-recurring items divided by common shareholders' equity.
(3) LTM Return on Invested Capital equals LTM operating income before non-recurring items divided by total capital.


                                                  [TUCKER ANTHONY SUTRO LOGO] 24

Financial Performance for Selected Comparable Companies
--------------------------------------------------------------------------------

($ in millions except per share amounts)
                                                                             LTM Financial Data
                                                                 ------------------------------------------
                          Fiscal  LTM
                           Year  Data  Total   Cash &    Net                                   Net
Company             Ticker  End  as of  Debt Equivalent  Debt    Sales   EBITDA     EBIT      Income EPS(1)
-----------------------------------------------------------------------------------------------------------
Comparable Companies Market Cap < $125 million

Blimpie International,
  Inc                 BLM  6/00 3/01     $0.0   $8.4    ($8.4)   $31.1     $1.9     $0.8       $0.6  $0.07
Checkers Drive-In
  Rest.              CHKR 12/00 3/01    $42.0   $1.6    $40.4   $164.3    $20.2    $11.0 (8)   $6.4  $0.62

Jerry's Famous Deli,
  Inc.               DELI 12/00 3/01    $10.5   $0.5    $10.0    $69.6     $6.7     $3.1       $1.3  $0.28
Pizza Inn, Inc.      PZZI  6/00 3/01    $11.8   $0.4    $11.4    $64.3     $6.1     $4.8       $2.5  $0.23
Schlotzsky's, Inc.   BUNZ 12/00 3/01    $31.3   $0.9    $30.4    $60.1     $1.7    ($2.2)     ($2.9)($0.39)
Sizzler
 International        SZ   4/00 1/01    $33.5  $18.1    $15.4   $241.5    $15.9     $7.2       $3.7  $0.12

Wall Street Deli
 Inc.                WSDI  6/00 3/01     $5.3   $0.6     $4.7    $44.6    ($1.5)   ($3.7)(4)  ($5.3)($1.84)

Comparable Companies Market Cap > $125 million

Applebee's Int'l,
  Inc.               APPB 12/00 3/01    $91.4  $12.1    $79.3   $707.3   $149.3   $111.5 (5)  $65.9  $2.55
Brinker
 International, Inc. EAT   6/00 3/01   $145.2  $35.7   $109.5 $2,375.3   $322.8   $224.3(15) $139.0  $1.95
BUCA, Inc.          BUCA  12/00 3/01     $1.8   $9.2    ($7.4)  $142.4    $19.0    $12.1 (9)   $8.0  $0.57
Cheesecake Factory  CAKE  12/00 3/01     $0.0  $43.0   ($43.0)  $462.7    $63.2    $48.8      $34.5  $1.02
IHOP Corp.           IHP  12/00 3/01   $230.1   $1.9   $228.1   $304.9    $93.3    $79.5      $35.6  $1.75
Landry's Seafood
 Restaur.            LNY  12/00 3/01   $173.0  $16.3   $156.7   $586.0    $69.4    $33.8(10)  $16.7  $0.73
Lone Star
  Steakhouse        STAR  12/00 3/01     $0.0  $39.5   ($39.5)  $580.4    $53.9    $25.4      $20.2  $0.81
Outback Steakhouse,
 Inc.                OSI  12/00 3/01    $16.6 $131.6  ($115.0)$1,962.5   $312.8   $252.5(11) $143.3  $1.82
P.F. Chang's China
 Bistro             PFCB  12/00 3/01    $16.7   $6.4    $10.3   $255.9    $31.0    $22.3(16)  $11.2  $0.96
Papa Johns
 International      PZZA  12/00 3/01   $145.1   $8.4   $136.7   $965.6   $119.3    $84.8(12)  $48.0  $2.03
Ruby Tuesday, Inc.   RI    5/00 2/01    $15.7  $11.4     $4.3   $792.4   $123.3    $85.6 (6)  $52.0  $0.81
Ryan's Family Steak
 House              RYAN  12/00 3/01   $201.0  $12.5   $188.5   $720.2   $107.0    $77.3(13)  $42.7  $1.32
TRICON Global
 Restaurants        YUM   12/00 3/01 $2,487.0 $196.0 $2,291.0 $7,002.0 $1,371.7 $1,045.0(14) $532.2  $3.58
VICORP Restaurants,
 Inc.               VRES  10/00 1/01     $9.6  $12.1     $4.6   $375.3    $40.3    $24.1      $14.8  $2.17
Wendy's
 International      WEN   12/00 3/01   $252.3 $169.7    $82.6 $2,273.9   $427.8   $311.4 (7) $183.9  $1.51

Subject Company
Quizno's - 3/31/01  QUIZ   9/00 3/01    $29.3   $7.2    $22.1    $49.0     $7.6     $5.2 (3)   $1.5  $0.48

($ in millions except per share amounts)


                   Calendar EPS(2) Common
                   --------------   Book
Company              2001  2002    Value
-------------------------------------------------
Comparable  Companies  Market Cap  < $125 million

Blimpie International,
  Inc              ($0.15)   NA    $18.6
Checkers Drive-In
  Rest.                NA    NA    $52.0

Jerry's Famous Deli
  Inc.                 NA    NA    $28.2
Pizza Inn, Inc.        NA    NA     $0.7
Schlotzsky's, Inc.     NA    NA    $72.8
Sizzler
 International         NA    NA    $52.8

Wall Street Deli
 Inc.                  NA    NA     $3.9

Comparable Companie Market Cap > $125 million

Applebee's Int'l,
  Inc.              $2.74 $3.17   $281.7
Brinker
 International, Inc.$1.51    NA   $816.8
BUCA, Inc.          $0.76 $0.99   $104.4
Cheesecake Factory  $1.18 $1.46   $249.4
IHOP Corp.          $1.91 $2.19   $268.6
Landry's Seafood
 Restaur.           $1.04 $1.18   $368.1
Lone Star
  Steakhouse        $1.13    NA   $438.9
Outback Steakhouse,
 Inc.               $2.06 $2.37   $807.6
P.F. Chang's China
 Bistro             $1.19 $1.52    $77.3
Papa Johns
 International      $2.00 $2.14   $165.2
Ruby Tuesday, Inc.  $0.99    NA   $281.1
Ryan's Family Steak
 House              $1.37 $1.45   $285.5
TRICON Global
 Restaurants        $3.16 $3.48  ($322.0)
VICORP Restaurants,
 Inc.                  NA    NA   $130.7
Wendy's
 International      $1.71 $1.91 $1,126.1

Subject Company
Quizno's - 3/31/01  $0.62 $1.18    ($9.6)


Notes:

(1)    Diluted earnings per share.

(2)    Estimates are First Call consensus estimates.

(3) Excludes charges for impairment of long-lived assets of $1.8mm and financing costs of $2.7mm.

(4) Excludes charge for impairment of long-lived assets of $376,417 and gain from sale of assets $31,438.

(5)    Excludes loss on disposition of restaurants and equipment $1,265,000.

(6)    Excludes loss on sale of American Cafe and Tria's Tex-Mex Restaurants.

(7) Quarterly income statement information taken from press release dated 5/2/01 numbers exclude $18,370,000 in International charges, balance sheet information taken from 12/30/00 10K.

(8) Excludes charges for Non-cash compensation of $1.73 million, Impairment of long-lived assets of $629,000, and Gain on sale of assets of $307,000.

(9) Income statement information taken from press release dated 4/25/01 and balance sheet information taken from 12/27/00 10K.

(10)   Excludes special charges of $2,000,000.

(11) Income statement information taken from press release dated 4/23/01 and balance sheet information taken from 12/31/00 10K.

(12) Quarterly income statement and balance sheet information taken from press release dated 5/1/01, numbers exclude special charges of $24,105,000 and advertising litigation expense of $1,017,000.

(13) Quarterly income statement and balance sheet information taken from press release dated 4/25/01.

(14) Quarterly income statement information taken from press release dated 5/1/01 excludes $204,000,000 of unusual item expenses and balance sheet information taken from 12/30/00 10K.

(15) Quarterly income statement information taken from press release dated 4/24/01 balance sheet information taken from 12/27/00 10Q.

(16) Quarterly income statement information taken from press release dated 4/25/01 balance sheet information taken from 12/31/00 10K.

                                                  [TUCKER ANTHONY SUTRO LOGO] 25

Comparable Company Transaction Analysis
--------------------------------------------------------------------------------


(Amounts in 000's)

Quizno's Results - LTM as of   Valuation Multiple Range   Enterprise Value     Net Debt(1)    Equity Value    Price per Share(2)

Revenues - 3/31/01    $48,979        0.60x - 0.90x       $29,387 - $44,081       $21,008      n.m. - $23,073     n.m. -  $7.49

Revenues - 6/30/01    $51,220        0.55x - 0.80x       $28,171 - $40,976       $21,008      n.m. - $19,968     n.m. -  $6.48

EBITDA - 3/31/01       $7,594         5.5x  - 7.0x       $41,769 - $53,161       $21,008   $20,761 - $32,153    $6.74 - $10.44

EBITDA - 6/30/01       $8,647         5.1x  - 6.3x       $43,993 - $54,478       $21,008   $22,985 - $33,470    $7.46 - $10.87

EBIT - 3/31/01         $5,196         7.5x  - 9.2x       $38,968 - $47,801       $21,008   $17,960 - $26,793    $5.83 -  $8.70

EBIT - 6/30/01         $5,934         6.9x  - 8.2x       $41,165 - $48,656       $21,008   $20,157 - $27,648    $6.54 -  $8.98

-------------------------------------------------------------------------------------------------------------------------------
Tucker Anthony Sutro Capital Markets Estimate                                                                   $7.00    $8.75
-------------------------------------------------------------------------------------------------------------------------------



(1) Net debt as of March 31, 2000

(2) Based upon fully diluted shares outstanding of 3.1 million as of April 30, 2001

                                                  [TUCKER ANTHONY SUTRO LOGO] 26

Selected Restaurant M & A Transactions
--------------------------------------------------------------------------------



  Date     Target Name/                     Acquiror Name/
Effective  Business Description             Business Description
------------------------------------------------------------------
------------------------------------------------------------------
Pending    Mortons Restaurant Group, Inc.   BFMA Holding Corp.
           Owns and operates restaurants    Holding company
------------------------------------------------------------------

------------------------------------------------------------------
Pending    Il Fornaio Corp.                 Bruckman Rosser
           Owns and operates full service   Sherrill & Co. LLC
           Italian Restaurants              Financial Buyer
------------------------------------------------------------------

------------------------------------------------------------------
Pending    Jerry's Famous Deli, Inc.        Management/Investor
           Owns and operates                Group
           restaurants                      Financial Buyer
------------------------------------------------------------------

------------------------------------------------------------------
5/14/01    Vicorp Restaurants Inc.          Goldner Hawn/
           Operates and franchises family   BancBoston Capital
           style restaurants                Financial Buyer
------------------------------------------------------------------

------------------------------------------------------------------

4/26/01    Triad Restaurant Group, LLC      Carolina Restaurant
           Owns and operates restaurants    Group
                                            Owns and operates
                                            restaurants
------------------------------------------------------------------

------------------------------------------------------------------
2/28/01    Uno's Restaurant Corp.           Investor Group
           Operates and franchises casual   Management group led
           dining restaurants               by Aaron Spencer
------------------------------------------------------------------

------------------------------------------------------------------
12/20/00   Taco Cabana, Inc.                Carrols Corporation
           Operates and franchises          Operator of quick
           Mexican patio cafes              service restaurants
           primarily in the western US      including Burger Kings
------------------------------------------------------------------

------------------------------------------------------------------
12/12/00   Quizno's Corp.                   Investor Group
           Owns and franchises Italian Sub  Financial Buyer
           restaurants
------------------------------------------------------------------

------------------------------------------------------------------
12/1/00    Rainforest Cafe                  Landry's Seafood
           Owns and operates                Restaurants Inc.
           combination restaurant & retail  Owns and operates
           facilities                       casual dining seafood
                                            restaurants
------------------------------------------------------------------

------------------------------------------------------------------
10/2/00    Buffets, Inc.                    Caxton-Iseman Capital
           Operates Buffet Style            Financial Buyer
           Restaurants
------------------------------------------------------------------

1/13/00    Boston Chicken Inc.              McDonald's Corporation
           Operates and franchises          Owns, operates and
           restaurants specializing         franchises fastfood
           in complete meals                restaurants
           featuring rotisserie roasted
           chicken

1/4/99     Logan's Roadhouse Inc.           CBRL Group Inc.
           Owns and franchises              Owns and operates
           roadhouse style                  Cracker Barrel
           restaurants                      Restaurants

------------------------------------------------------------------
10/1/99    Miami Subs Corp.                 Nathan's Famous
           (Remaining 70% Inc. interest)    Own's and operates
           Owns operates and franchises     Nathan's Famous
           quick service restaurants        Foods Units

------------------------------------------------------------------

9/29/99    Sbarro, Inc. (Remaining 65%)     Investors
           Owns operates and                (Sbarro Family)
           franchises a chain of            Financial & Strategic
           Italian eateries                 Buyer
------------------------------------------------------------------

9/2/99     Host Marriott Services Corp.     Autogrill SpA
           Operates restaurants, gift       Operates restaurants,
           shops and related                gift shops and
           facilities at airports, travel   related facilities at
           plazas, and shopping malls       airports, travel plazas
                                            and shopping malls
                                            throughout Europe

------------------------------------------------------------------

8/16/99    Rock Bottom                      RB Capital Inc. $
           Restaurants Inc.                 Financial Buyer
           Owner and Operator of sit down
           restaurants and breweries





                                             Enterprise Value
Enterprise  Target's                         as a Multiple of
  Value      Sales    EBITDA   EBIT   ----------------------------
  ($mil)     ($mil)   Margin  Margin  Sales  EBITDA  EBIT   Assets
------------------------------------------------------------------
------------------------------------------------------------------
  $223.6     $251.1    11.5%    8.3%   0.89x   7.8x   10.7x   1.9x

------------------------------------------------------------------

------------------------------------------------------------------
  $71.8      $118.8    9.3%     4.5%  0.60x    6.5x  13.1x    1.0x


------------------------------------------------------------------

------------------------------------------------------------------
  $35.8      $69.6     9.9%     4.7%  0.52x    5.2x  10.9x    0.8x


------------------------------------------------------------------

------------------------------------------------------------------
  $178.6     $375.3   11.2%     6.5%  0.48x    4.2x   7.3x    0.9x


------------------------------------------------------------------

------------------------------------------------------------------
  $40.5          NA     NA       NA      NA      NA     NA      NA



------------------------------------------------------------------

------------------------------------------------------------------
  $158.7     $231.2   13.2%     7.5%  0.69x    5.2x   9.1x    0.9x


------------------------------------------------------------------

------------------------------------------------------------------
  $150       $165     15.2      9.8%  0.91x    6.0x   9.3x    1.4x



------------------------------------------------------------------

------------------------------------------------------------------
  $34.2      $41.7    9.6%      5.0%  0.82x    8.6x   16.3x   0.8x


------------------------------------------------------------------

------------------------------------------------------------------
  $61.8      $265.2   9.7%      2.1%  0.23x    2.4x   11.2x   0.4x




------------------------------------------------------------------

------------------------------------------------------------------
  $499.7     $936.9   12.1%     7.5%  0.53x    4.4x   7.1x    1.0x


------------------------------------------------------------------

  $173          NA      NA       NA     NA       NA     NA     NA






  $179       $90.3    18.4%     13.3% 1.98x    10.8x  14.9x   2.0x




------------------------------------------------------------------
  $18.9      $23.5    13.2%     7.1%  0.80x    6.1x   11.3x   6.6x




------------------------------------------------------------------

  $395.4     $357.9   16.1%     15.5% 1.10x    6.9x   7.1x     NA



------------------------------------------------------------------

  $989.1     $1,377.6 8.6%      4.3%  0.72x    8.3x   16.6x   1.7x


------------------------------------------------------------------
   106.4      $160.1  11.8%     5.5%  0.66x    5.6x   12.2x   1.0x


                                                  [TUCKER ANTHONY SUTRO LOGO] 27

--------------------------------------------------------------------------------



  Date     Target Name/                     Acquiror Name/
Effective  Business Description             Business Description
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
8/10/99    Rally's Hamburgers Inc.          Checker's Drive-in Restaurants Inc.
           (74% interest)                   Operates and franchises drive thru
           Operates and franchises drive    quick service hamburger restaurants
           thru quick service hamburger
           restaurants


7/6/99     Coffee People Inc.               Diedrich Coffee Inc.
           Sells coffee beverages and       Sells coffee beverages and
           various related items            various related items

----------------------------------------------------------------------------------
4/5/99     Back Bay Restaurant Group        SRC Holdings Inc.
           Owns and operates                Restaurant Holding Company
           full service restaurants in
           New England
----------------------------------------------------------------------------------

1/25/99    Spaghetti Warehouse Inc.         Cracken Harkey & Co. LLC
           Holding company for              Financial Buyer
           subsidiaries who operate
           restaurants

12/15/98   Lyon's Restaurants Inc.          ICH Corporation
           Owns and operates restaurants    Restaurant Holding Company

11/30/98   Miami Subs Corp. (30% interest)  Nathan's Famous Inc.
           Owns operates and franchises     Own's and operates
           quick service restaurants        Nathan's Famous Foods Units

11/25/98   Manhatten Bagel Co.              New World Coffee & Bagels Inc.
           Owns and operates bagel stores   Owns and operates coffee and bagel
           and bakeries                     shops and bakeries

7/21/98    Bertucci's Inc.                  NE Restaurant Company
           Operates Italian restaurants     Restaurant Holding Company

7/9/98     Pollo Tropical Inc.              Carrol Corporations
           Owns and operates quick service  Operator of quick service
           restaurants in a tropical        restaurants including Burger Kings
           setting

7/798      Houlihan's Restaurants Group     Scroggin  Ventures Inc.
           Inc.                             Financial Buyer
           Holding company which owns and
           operates casual dining
           restaurants

4/27/98    The Epicure Market               Jerry's Famous Deli Inc.
           Operates a bread and sandwich    Operates New York style deli
           deli                             restaurants

                                            -----------------------------
                                            Mean -  Highlighted
                                            Median - Highlighted
                                            -----------------------------

                                            -----------------------------
                                            Mean - Since 1/1/99
                                            Median - Since 1/1/99
                                            -----------------------------

                                            -----------------------------
                                            Mean - All
                                            Median - All
                                            -----------------------------




                                             Enterprise Value
Enterprise  Target's                         as a Multiple of
  Value      Sales    EBITDA   EBIT   ----------------------------
  ($mil)     ($mil)   Margin  Margin  Sales  EBITDA  EBIT   Assets
------------------------------------------------------------------
------------------------------------------------------------------
  $229.0      $147.8  10.5%     3.2%  1.55x   14.7x   48.1x   1.9x






   $33.5       $44.3    7.5%    3.4%  0.75x   10.1x   22.0x   0.6x




------------------------------------------------------------------
   $38.5       $95.9   9.0%     4.5%  0.40x    4.5x    8.9x   0.9x

------------------------------------------------------------------





   $60.0       $66.0   9.2%     3.4%  0.91x    9.9x   26.6x   1.0x




   $22.6      $124.2   6.4%     0.8%  0.18x    2.9x   21.6x   NA


   $10.5       $23.4  12.6%     6.5%  0.45x    3.6x    7.0x   0.3x



   $20.0       $36.9    NEG      NEG  0.54x     NEG     NEG   0.7x



  $104.9      $136.7  11.1%     4.8%  0.77x    6.9x   16.1x   1.0x


   $89.4       $67.7  18.0%    14.5%  1.32x    7.3x    9.1x   2.2x




  $127.0      $149.5     NA       NA  0.85x      NA      NA     NA





    $9.1       $13.6     NA       NA   0.67      NA      NA     NA




------------------------------------------------------------------
  $151.8      $237.9  11.7%     6.8%  0.66x    5.6x   10.4x   1.0x
  $106.4      $165.9  11.5%     6.5%  0.66x    5.6x   10.7x   0.9x
------------------------------------------------------------------


------------------------------------------------------------------
  $183.9      $267.7  11.4%     6.5%  0.76x    6.6x   11.1x   1.1x
  $128.6      $154.0  10.9%     5.2%  0.72x    6.1x   10.9x   1.0x
------------------------------------------------------------------

------------------------------------------------------------------
  $150.4      $214.8  11.5%     6.5%  0.74x    6.3x   11.0x   1.1x
   $89.4      $124.2  11.1%     5.2%  0.70x    6.1x   10.8x   1.0x
------------------------------------------------------------------


Notes:
 1) Bolded items excluded from means and medians
 2) The Rainforest Cafe deal was announced on 9/26/00 and is a 2nd attempt at the merger

                                                  [TUCKER ANTHONY SUTRO LOGO] 28

Take Private Premiums vs. 52 Week Highs and Lows
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     52 Week          52 Week
  Date      Date                                                                      Tender 52 Week   High   52 Week   Low
Announced Effective Target Name                         Acquiror Name                  Price   High  Premium    Low   Premium
-----------------------------------------------------------------------------------------------------------------------------
5/1/01     Pending  Morton's Restaurant Group           BFMA (Carl Icahn-controlled)  $28.25  $24.50   15.3%   $17.75   59.2%
4/20/01    Pending  Giant Group, Ltd.                   Giant Group, Ltd.              $0.50   $0.88  (43.2%)   $0.14  257.1%
4/19/01    Pending  Uno Restaurant Corp.                Management Group               $9.75  $12.63  (22.8%)   $6.06   60.9%
4/16/01    Pending  Ugly Duckling Corp.                 Investor Group                 $7.00   $8.13  (13.9%)   $3.19  119.4%
                    (Remaining Interest)
4/3/01     Pending  Jerry's Famous Deli, Inc.           Management Group/Self Tender   $5.30   $4.63   14.6%    $1.16  358.4%
3/26/01    Pending  CSFBDirect                          Credit Suisse First Boston     $4.00  $15.06  (73.4%)   $2.50   60.0%
3/15/01    Pending  Dairy Mart Convenience Stores, Inc. DM Acquisition Corp.           $4.50   $5.94  (24.2%)   $1.75  157.1%
3/13/01    Pending  Roy F. Weston                       Investor Group                 $5.02   $4.69    7.0%    $2.03  147.3%
02/15/01  05/02/01  VICORP Restaurants                  Investor Group                $25.65  $24.50    4.7%   $16.31   57.2%
01/26/01   Pending  Perry County Financial Corp.        Jefferson County Bancshares   $23.50  $22.75    3.3%   $15.00   56.7%
01/18/01   Pending  Hahn Automotive Warehouse, Inc.     Management Group               $1.00   $1.38  (27.5%)   $0.38  163.2%
12/27/00   Pending  Venturian Corp.                     Investor Group                 $3.00   $7.90  (62.0%)   $4.00  (25.0%)
12/26/00  02/25/01  Netcreations Inc.                   Seat Pagine Gialle SPA         $7.00  $62.00  (88.7%)   $9.20  (23.9%)
12/22/00  04/10/01  Michael Foods Inc.                  Investor Group                $30.10  $26.60   13.2%   $19.60   53.6%
12/16/00  03/08/01  Crown Central Petroleum Corp.       Rosemore Inc.                 $10.50   $9.80    7.1%    $4.80  118.8%
12/11/00  04/30/01  PBOC Holdings Inc.                  FBOP Corp.                    $10.00   $9.90    1.0%    $7.60   31.6%
11/16/00   Pending  Il Fornaio Corp.                    Bruckmann, Rousser,           $14.00  $10.00  40.00%    $6.00  133.3%
                                                        Sherrill & Co.
10/06/00  12/20/00  Taco Cabana, Inc.                   Carrols Corp.                  $9.04   $9.63   (6.1%)   $4.13  118.9%
09/19/00   Pending  Stratosphere Corp                   American Real Estate Partners $44.32  $47.00   (5.7%)  $21.00  111.0%
09/19/00  11/02/00  US Franchise Systems Inc.           Pritzker Group                 $5.00  $17.31  (71.1%)   $4.13   21.2%
09/18/00  12/28/00  Langer Biomechanics Group Inc       OrthoStrategies Inc            $1.75   $2.13  (17.6%)   $1.25   40.0%
08/28/00   Pending  800-JR Cigar Inc                    Investor Group                $13.00  $12.88    1.0%    $7.63   70.5%
08/04/00  09/22/00  EndoSonics Corp                     Jomed NV                      $11.00   $9.00   22.2%    $3.19  245.1%
08/04/00  11/08/00  PDK Labs Inc                        PDK Acquisition Corp           $5.00   $5.19   (3.6%)   $3.00   66.7%
08/02/00  11/28/00  MascoTech Inc                       Heartland Industrial Partners $16.90  $17.50   (3.4%)  $10.50  60.95%
06/27/00  09/22/00  National-Standard Co                Heico Holding Inc              $1.00   $5.75  (82.6%)   $0.94   6.67%
06/22/00  02/28/01  Johns Manville Corp                 Hicks, Muse, Tate & Furst     $13.63  $14.81   (8.0%)   $7.50  81.67%
06/20/00  08/02/00  Justin Industries Inc               Berkshire Hathaway Inc        $22.00  $21.88    0.6%   $13.00  69.23%
06/16/00  08/31/00  Pacific Gateway Properties          Mission Orchard Statutory     $12.60  $11.94    5.5%    $7.31  72.31%
06/06/00   Pending  PSC Inc                             Welch Allyn Inc                $8.45  $10.13  (16.5%)   $3.50 141.43%
06/05/00  09/28/00  Buffets Inc                         Investor Group                $13.85  $12.88    7.6%    $8.06  71.78%
05/29/00  09/29/00  Mark IV Industries Inc              Investor Group                $23.00  $23.63   (2.6%)  $16.56  38.87%
05/26/00  11/21/00  Acme Electric Corp                  Key Components LLC(Kelso & Co) $9.00   $7.44   21.0%    $4.63  94.59%
05/26/00  07/20/00  KLLM Transport Services Inc         High Road Acquisition Corp     $8.05   $8.75   (8.0%)   $4.00 101.25%
05/25/00  08/11/00  Protocol Systems Inc                Welch Allyn Inc               $16.00  $15.69    2.0%    $6.00 166.67%
05/17/00  10/15/00  Petco Animal Supplies Inc           Investor Group                $22.00  $18.38   19.7%    $9.38 134.67%
-----------------------------------------------------------------------------------------------------------------------------


                                                  [TUCKER ANTHONY SUTRO LOGO] 29

--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
  Date       Date                                                         Tender    52 Week    52 Week    52 Week    52 Week
Announced  Effective Target Name            Acquiror Name                  Price     High    High Premium   Low    Low Premium
------------------------------------------------------------------------------------------------------------------------------
05/11/00   10/01/00  Old Guard Group Inc    Ohio Farmers Insurance Co      $12.00    $14.25    (15.8%)     $9.50     26.32%
05/10/00   06/26/00  WMF Group Ltd          Prudential Mortgage Capital     $8.90     $8.72      2.1%      $2.44    265.13%
04/24/00   07/17/00  Cherry Corp            Investor Group                 $18.75    $24.00    (21.9%)    $10.00     87.50%
03/24/00   05/26/00  Tubby's Inc            R Corp                          $1.10     $1.13     (2.2%)     $0.41    170.77%
03/23/00   10/04/00  US Can Corp            Investor Group                 $20.00    $25.63    (22.0%)    $12.50     60.00%
03/07/00   06/01/00  Duff & Phelps Credit
                       Rating Co            Fitch IBCA(FIMALAC SA)         $100.0    $97.01      3.1%     $51.50     94.17%
03/06/00   04/24/00  Data Transmission
                       Network Corp         VS&A Commun Partners III LP    $29.00    $28.94      0.2%     $16.50     75.76%
02/04/00   07/26/00  BNC Mortgage, Inc.     Investors                      $10.00     $8.97     11.5%      $4.44    125.35%
01/31/00   08/04/00  Jason, Inc             Saw Mill Capital Fund LLP/
                                              Investor Group               $11.25    $10.38      8.4%      $5.88     91.49%
01/26/00   Pending   Omega Worldwide Inc.   Investors (Todd Robinson)       $5.34     $6.00    (11.0%)     $3.44     55.35%
01/19/00   06/16/00  Dayton Superior        Odyssey Investment Partners/
                       Corporation            Investors                    $27.00    $24.00     12.5%     $11.94    126.18%
                                           -----------------------------------------------------------------------------------
                                                                           Mean:                (9.2%)                99.5%
                                                                           Median:              (2.2%)               81.67%
                                           -----------------------------------------------------------------------------------

Source: Securities Data Corp.
------------------------------------------------------------------------------------------------------------------------------


                                                 [TUCKER ANTHONY SUTRO LOGO]  30

Leveraged Buyout Analysis - $8.50 Per Share
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
(Amounts in thousands)
                                              December 31,         Pro Forma                    December 31,
OPERATING SUMMARY                      1998      1999      2000      2000      2001      2002      2003      2004      2005
------------------------------------------------------------------------------------------------------------------------------
Revenues                              19,455    27,908    45,414    45,414    55,579    59,503    67,148    73,957    80,827
Cost of Goods Sold                    (4,366)   (6,207)   (8,342)   (8,342)   (9,198)   (9,446)  (10,123)  (10,677)  (11,240)
------------------------------------------------------------------------------------------------------------------------------
Gross Profit                          15,089    21,702    37,072    37,072    46,381    50,057    57,024    63,280    69,587
Selling, General & Administrative    (13,222)  (17,774)  (29,890)  (29,890)  (35,651)  (37,145)  (44,082)  (46,867)  (53,001)
Depreciation & Amortization             (782)   (1,383)   (2,085)   (2,085)   (3,309)   (3,614)   (3,864)   (4,114)   (4,349)
Other Income/(Expense)                     0       903      (871)     (871)     (779)   (1,316)   (1,447)   (1,566)   (1,728)
Canada Investment (net)                    0         0         0         0         0       500       500       800     1,100
------------------------------------------------------------------------------------------------------------------------------
EBIT                                  $1,085    $3,447    $4,227    $4,227    $6,643    $8,481    $8,131   $11,533   $11,609
------------------------------------------------------------------------------------------------------------------------------
 Amortization                           $258      $456      $600      $600      $767      $767      $767      $767      $767
------------------------------------------------------------------------------------------------------------------------------
EBITA                                 $1,343    $3,904    $4,827    $4,827    $7,409    $9,247    $8,898   $12,300   $12,376
------------------------------------------------------------------------------------------------------------------------------
 Depreciation                            524       927     1,485     1,485     2,542     2,848     3,098     3,348     3,582
------------------------------------------------------------------------------------------------------------------------------
EBITDA                                $1,867    $4,830    $6,311    $6,311    $9,951   $12,095   $11,995   $15,647   $15,958
------------------------------------------------------------------------------------------------------------------------------
 Interest Expense, Net                  (341)     (708)   (2,052)   (3,373)   (3,373)   (3,052)   (2,868)   (2,490)   (2,233)
 Other Income/(Expense)                    0         0    (4,002)   (4,002)        0         0         0         0         0
------------------------------------------------------------------------------------------------------------------------------
Income before Income Taxes               744     2,739    (1,827)   (3,149)    3,269     5,429     5,262     9,043     9,375
 Provision for Income Taxes              369      (948)      672     1,500    (1,884)   (2,748)   (2,682)   (4,194)   (4,327)
Net Income                            $1,113    $1,791   ($1,155)  ($1,649)   $1,385    $2,681    $2,581    $4,849    $5,049
------------------------------------------------------------------------------------------------------------------------------

     The LBO analysis focuses on transactions that include the Schadens rolling their ownership interests and the existing lenders remaining in place --> Schadens' are not sellers and there are relatively high costs for prepaying the Levine and AMRESCO obligations

     Based upon the current tight lending environment, it appears unlikely the Company could obtain more total debt than it currently has on its books --> Prepaying would not increase borrowing capacity

     The projections for the rest of this calendar year have not changed --> EBITDA for calendar 2001 is $9.95 million in all projections

     However, managements projections for 2002 and beyond have increased considerably --> April's management projection for EBITDA in 2005 was $14.7 million (18.2% margin) versus the new projection for 2005 of $22.6 million (27.8% margin)...the LBO analysis uses the above (lower) projections


                                                 [TUCKER ANTHONY SUTRO LOGO]  31

Leverage Buyout Analysis - Credit Ratios ($8.50/Share)
-------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                                   CAPITAL STRUCTURE                             5-Yr. IRR
                                 Opening                 % of          Equity                Exit EBITDA Multiple
                                 Balance     Coupon     Capital     Participation       5.00X      5.50X       6.00X
---------------------------------------------------------------------------------------------------------------------
Bank Revolver                       $0        10.00%     0.00%          0.00%            NMF        NMF         NMF
Term Debt                       15,831        10.50%    34.36%          0.00%           10.5%      10.5%       10.5%
Subordinated Debentures         13,862        13.25%    30.08%         14.00%           29.4%      30.3%       31.1%
Preferred Stock with Warrants    1,000         6.00%     2.17%          3.25%           33.3%      35.0%       36.7%
Common Stock                    15,384         0.00%    33.39%         82.75%           33.0%      35.7%       38.1%
---------------------------------------------------------------------------------
Total                          $46,077                  100.00%       100.00%

----------------------------------------------------------------------------------------------------------------
(amounts in thousands)                      Ave. Income
CREDIT RATIOS                               Cal '00 & '01       2001      2002        2003       2004      2005
----------------------------------------------------------------------------------------------------------------
EBITDA/Net Total Interest
  (ex. any non-cash interest)                    2.5X           3.1X      4.0X        4.4X       6.6X      7.6X
EBITDA/Sr. Interest                              5.9X           7.2X     10.2X       13.2X      29.6X     58.7X
Fixed Coverage (all interest)                    1.7X           2.0X      2.6X        2.2X       3.1X      3.2X
Debt to Assets                                   0.8X           0.6X      0.5X        0.5X       0.4X      0.4X
Debt to Franchise/Royalty/
  Other Revenues                                 0.9X           0.7X      0.6X        0.5X       0.4X      0.3X
Net Total Debt/EBITDA                            3.5X           2.0X      1.1X        0.5X      -0.4X      0.1X
Net Sr. Debt/EBITDA                              1.8X           0.6X      0.0X       -0.7X      -1.3X     -0.8X
Cash on Balance Sheet                          $1,293         $7,800   $12,698     $19,095    $28,570   $18,458
Unused Revolver                                $3,000         $3,000    $3,000      $3,000     $3,000    $3,000
                                              --------
Available Total Debt(1)           $1,376        ($218)        $8,139   $17,483     $18,794    $34,539   $38,171
Available Senior Debt(2)          $9,716       $6,530        $13,293   $20,762     $22,160    $34,710   $38,070
Available Secured Debt(3)        ($7,378)     ($7,378)        $1,366    $7,648     $15,456    $27,132   $19,236
                                              --------

(1) Assumes    3.63X    EBITDA equals Available Total Debt exludes cash.

(2) Assumes    2.75X    EBITDA equals Available Senior Debt excludes cash.

(3) Assumes 75% advance rates against A/R and 50% against inventory and fixed assets

     This analysis assumes $1.0 million of new preferred stock earns mid-30% returns --> The returns to the preferred stock holders increases to the upper 30% range if EBITDA is increased an aggregate $3.0 million between 2002 and 2005 (reaching approximately $16 million in the exit year)

     Returns to existing investors also impacts LBO analysis

     Levine's warrant equity participation remains consistent at 14% fully diluted

                                                  [TUCKER ANTHONY SUTRO LOGO] 32

Future Trading Price Analysis
--------------------------------------------------------------------------------

(amounts in 000's)           June 30, 2001  December 31, 2001   December 31, 2002
---------------------------------------------------------------------------------
Sales                           $51,220          $55,579            $59,929
  Multiple                        0.90x            0.90x              0.90x
  Implied Value                 $46,098          $50,021            $53,936
  Debt Net of Available Cash    $21,263          $14,800             $8,140
  Equity Value                  $24,835          $35,221            $45,796
  Present Value @37.5%          $22,934          $27,738            $26,230
  Fully Diluted Shares
    Outstanding                   3,080            3,087              3,087
---------------------------------------------------------------------------------
  Value per Share                 $7.45            $8.99              $8.50
---------------------------------------------------------------------------------
  EBIT                           $5,934           $6,726             $9,006
  Multiple                        8.00x            8.00x              8.00x
  Implied Value                 $47,470          $53,807            $72,046
  Debt Net of Available Cash    $21,263          $14,800             $8,140
  Equity Value                  $26,207          $39,007            $63,906
  Present Value @ 37.5%         $24,201          $30,719            $36,603
  Fully Diluted Shares
    Outstanding                   3,080            3,099              3,116
---------------------------------------------------------------------------------
  Value per Share                 $7.86            $9.91             $11.75
---------------------------------------------------------------------------------
Net Income (1)                     n.m.           $2,102             $3,705
  Multiple                         11.0             11.0               11.0
  Equity Value                     n.m.          $23,122            $40,757
  Present Value @ 37.5%            n.m.          $18,209            $23,344
  Fully Diluted Shares
    Outstanding                   3,028            3,028              3,053
---------------------------------------------------------------------------------
  Value per Share                  n.m.            $6.01              $7.65
---------------------------------------------------------------------------------

  (1) Pre-transaction, projected net income

     Multiples based on comparable company analysis and Quizno's trading multiples


                                                  [TUCKER ANTHONY SUTRO LOGO] 33

Discounted Cash Flow Analysis
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                                                       Terminal Value (X 2005 EBITDA)
(Amounts in 000)                      4.50X          5.00X          5.50X           6.00X
-------------------------------------------------------------------------------------------
Valuation Matrix                     Discounted Value of Cash Flows (Enterprise Value)(1)
                      22.0%          $66,421        $70,660        $74,899         $79,138
                                                   ------------------------
                      23.5%          $63,353        $67,340        $71,328         $75,316
Discount Rate         25.0%          $60,480        $64,234        $67,988         $71,742
                      26.5%          $57,789        $61,325        $64,862         $68,399
                                                   ------------------------
                      28.0%          $55,264        $58,598        $61,932         $65,267

                                                Debt Adjusted DCF (Equity Value)(2)(3)(4)
                      22.0%          $45,574        $49,812        $54,051         $58,290
                                                   ------------------------
                      23.5%          $42,505        $46,493        $50,480         $54,468
Discount Rate         25.0%          $39,633        $43,387        $47,141         $50,895
                      26.5%          $36,941        $40,478        $44,014         $47,551
                                                   ------------------------
                      28.0%          $34,416        $37,751        $41,085         $44,419

                             Per Share Debt Adjusted DCF (Equity Value Per Share)(2)(3)(4)
                      22.0%           $14.80         $16.17         $17.55          $18.93
                                                   ------------------------
                      23.5%           $13.80         $15.10         $16.39          $17.68
Discount Rate         25.0%           $12.87         $14.09         $15.31          $16.52
                      26.5%           $11.99         $13.14         $14.29          $15.44
                                                   ------------------------
                      28.0%           $11.17         $12.26         $13.34          $14.42

     Notes:

     (1) Enterprise Value excludes opening cash balance.

     (2) Equity Value equals Enterprise Value less Net Debt (debt outstanding less cash balance).

     (3) Equity Value Per Share equals Equity Value divided by diluted shares
         outstanding as of April 30, 2001; approx.                  3,079,954

     (4) Includes proceeds from options and warrants in cash balance

         The estimated cost of the Levine subordinated debt with warrants is approximately 30%-33% based upon estimated five-year IRR --> Implies a cost of equity of 36% to 40%+

         Assuming an after-tax cost of debt of 6.2% and a target capital structure of 40% debt, 60% equity, the implied weighted average cost of capital of 24% to 26%


                                                  [TUCKER ANTHONY SUTRO LOGO] 34